Exhibit 10.13

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

NUVALENT, INC.

AMENDED AND RESTATED REVENUE SHARING AGREEMENT

THIS AMENDED AND RESTATED REVENUE SHARING AGREEMENT (this “Agreement”) is made and entered into as of February 2, 2017 (the “Effective Date”) by and between Nuvalent, Inc., a Delaware corporation (the “Company”), and Matthew Shair, Ph.D. (the “Founder”).

WHEREAS, the Company and the Founder have previously entered into a Revenue Sharing Agreement dated as of February 2, 2017 (the “Prior Agreement”) in order to induce the Founder to assign the Foundational IP to the Company and to devote his time and energy to the research and development needs of the Company; and

WHEREAS, the Company and the Founder now desire to amend and restate the Prior Agreement in its entirety;

NOW THEREFORE, in consideration of the foregoing recitals, the mutual promises and covenants set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. For purposes of this Agreement, the following terms shall have the following definitions.

“Affiliate” shall mean with respect to a party, an entity that, directly or indirectly through one (1) or more intermediaries, controls, is controlled by or is under common control with such party, other than any entity that would otherwise be deemed an “Affiliate” hereunder due to such entity being under the control of any entity or group of entities (including Deerfield) affiliated with Deerfield Management, L.P. In this definition, “control” means: (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors; and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such entities.

“Business Relationship” means that the Founder (i) serves on the Board of Directors of the Company, unless Founder is no longer entitled to designate a person for election to the Board of Directors of the Company due to a failure to satisfy the Founder Ownership Condition (as defined in that certain Voting Agreement by and among the Company, Founder and Deerfield dated as of February 2, 2017, as such agreement may be amended or amended and restated from time to time (the “Voting Agreement”)) other than such a failure due to sales by Founder of Founder’s Common Stock (as defined in the Voting Agreement) and (ii) provides services to the Company as a consultant or employee, unless such services are terminated by the Company without Cause.

“Cause” shall exist upon (i) a good faith finding by the Board of Directors of the Company (A) of repeated and willful failure of the Founder after written notice to comply with the material terms of the Consulting Agreement (including failure to provide the Services as defined therein), or (B) that the Founder has engaged in dishonesty, gross negligence or misconduct, which dishonesty, gross negligence or misconduct has had a material adverse effect on the business affairs of the Company; (ii) the conviction of the Founder of, or the entry of a pleading of guilty or nolo contendere by the Founder to, any crime involving moral turpitude or any felony; or (iii) a breach by the Founder of any material provision of any written agreement, written policy or written obligation with the Company to which the Founder is a party relating to assignment of inventions, non-disclosure of confidential or proprietary information, non-competition and/or non-solicitation, which breach is not cured within thirty (30) days after written notice thereof.

“Company Product” shall mean a pharmaceutical product that either (a) has a mechanism of action of inhibition of activity of ROS1 and contains the compound that is the Company development candidate known as NVL-520 or a backup compound substituted therefor in the event of a product development failure of NVL-520 or (b) has a mechanism of action of inhibition of activity of ALK and contains the compound that is the Company development candidate known as NVL-655 or a backup compound substituted therefor in the event of a product development failure of NVL-655.

“Consulting Agreement” shall mean that certain Consulting Agreement by and between the Company and the Founder dated February 2, 2017.

“Deerfield” shall mean Deerfield Healthcare Innovations Fund, L.P. and Deerfield Private Design Fund, IV, L.P.

“First Commercial Sale” shall mean, with respect to a Company Product and a country, the first sale by the Company or its Related Parties after all required licenses, registrations, authorizations and approvals have been received from the applicable regulatory authority for such country, of such Company Product in such country for use or consumption in commerce. Sales for clinical trial purposes or compassionate, named patients or similar use shall not constitute a First Commercial Sale.

“Foundational IP” means the know-how described on Exhibit A to this Agreement, which know-how constitutes all of the intellectual property of the Founder relating to the Founder’s ideas regarding [***].

“Funding Agreement” shall mean that certain Research Funding Agreement entered into by Deerfield and the Company on February 2, 2017, pursuant to which Deerfield has agreed to provide the Company with, among other things, capital to support the initial formation of the Company and the development of the Company’s executive team, scientific strategy and business plan, as set forth therein.

“Net Sales” shall mean with respect to any Company Product, the gross amounts invoiced or received by the Company and its Related Parties (each an “Invoicing Entity”) for sales of such Company Product anywhere in the world less the following deductions solely to the extent actually incurred or allowed with respect to such sales, and solely to the extent such deductions from amounts invoiced or received are in accordance with GAAP applied consistently, and which are not already reflected as a deduction from the invoiced price:

(a) charge-back payments, rebates, and fees granted or paid to managed health care organizations or to federal, state and local governments, their agencies, and purchasers and reimbursors or to trade customers, in all cases in customary and reasonable amounts; provided that, any such amounts subsequently paid shall be included in “Net Sales” at the time of payment;

(b) credits or allowances actually granted upon, or reimbursements for, damaged goods, rejections, or returns of such Company Product, including returns of such Company Product in connection with recalls or withdrawals;

(c) freight out, postage, shipping, and insurance charges for delivery of such Company Product, to the extent separately billed on the invoice;

(d) taxes or duties levied on, absorbed, or otherwise imposed on and directly linked to the sale of such Company Product, including value-added taxes, or other governmental charges otherwise imposed upon the billed amount, as adjusted for rebates and refunds, to the extent not paid by the third party and only to the extent such taxes, charges and other amounts are not reimbursed to the Invoicing Entity, but excluding all income taxes;

(e) customary distribution fees allowed or paid to third party distributors, brokers, or agents for Company Product sales outside the United States, other than amounts paid to sales personnel, sales representatives, and sales agents employed by such Invoicing Entity (or its Related Parties);

(f) coupons, co-pay card discounts and other similar programs resulting in payments to end users; and

(g) the actual amount of any write-offs for bad debt up to a total of [***] of such sales during the applicable period.

If the Company or its Related Parties sells any Company Product in the form of a combination product containing (i) a Company Product and (ii) one or more active ingredients that are not Company Products or a delivery device (whether such elements are combined in a single formulation and/or package, as applicable, or formulated and/or packaged separately but sold together for a single price) (a “Combination Product”), Net Sales of such Combination Product for the purpose of determining the payment due to the Founder pursuant to this Agreement shall be calculated [***]. If, on a country-by-country basis, such other active ingredient or ingredients or delivery device in the Combination Product are not sold separately in such country, but the Company Product component of the Combination Product is sold separately in such country, Net Sales for the purpose of determining the payment due to the Founder under this Agreement for the Combination Product shall be calculated [***]. If, on a country-by-country basis, such Company Product component is not sold separately in such country, Net Sales for the purpose of determining the payment due to the Founder under this Agreement for the Combination Product shall be [***]. Notwithstanding anything to the contrary in this definition, under no circumstances shall the portion of Net Sales allocable to the Company Product in a Combination Product be [***] of the total Net Sales for such Combination Product.

“Patent” shall mean any and all (a) U.S. or foreign patent applications, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, and all patents granted thereon, (b) U.S. or foreign patents, reissues, revalidations, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates or the equivalent thereof, and (c) other form of government- issued right substantially similar to any of the foregoing, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patents or patent applications.

“Related Party” shall mean (a) the Company’s Affiliates, and (b) the Company’s and its Affiliates’ respective licensees and sublicensees.

“Revenue Share Term” shall mean, with respect to a Company Product and a country, the period commencing on the First Commercial Sale of such Company Product in such country and terminating upon the later of (a) the twelfth (12th) anniversary after such First Commercial Sale, or (b) the expiration of the last-to- expire Valid Claim included in the Subject IP that covers the manufacture, use, offer for sale or sale of such Company Product in such country.

“Subject IP” shall mean those Patents that claim or cover a Company Product.

“Valid Claim” shall mean (a) an issued and unexpired claim of a Patent that has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, which is not appealable or has not been appealed within the time allowed for appeal, and which has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise, or (b) a claim of an application within the Subject IP that has been pending for less than five (5) years from the original priority date.

2. Assignment of Foundational IP. The Founder hereby assigns to the Company all of the Founder’s right, title and interest in and to the Foundational IP and appoints any officer of the Company as the Founder’s duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. Upon the request of the Company and at the Company’s expense, the Founder shall execute such further assignments, documents and other instruments as reasonably may be necessary or desirable to fully and completely assign all Foundational IP to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect thereto. The Founder also hereby waives all claims to moral rights in any Foundational IP. The Founder hereby represents and warrants that [***] he is the sole and exclusive owner of the Foundational IP, free and clear of liens, claims and encumbrances [***].

3. Revenue Sharing. In consideration of the Founder’s assignment of the Foundational IP, during the Revenue Share Term, within one hundred twenty (120) calendar days of the end of each calendar year, the Company shall pay to the Founder a payment equal to [***] of Net Sales for the immediately preceding calendar year as set forth herein. The payments payable to the Founder pursuant to the foregoing sentence shall be reduced, on a Company Product-by-Company Product and country-by-country basis, to [***] of the amounts otherwise due to the Founder pursuant to the foregoing sentence during any portion of the Revenue Share Term when at least one Valid Claim of the Subject IP does not cover such Company Product in such country.

4. Payment Terms. Within sixty (60) days after the end of each calendar quarter during the term of this Agreement following the First Commercial Sale of a Company Product, the Company shall furnish to the Founder a written report showing in reasonably specific detail (a) the sales of each Company Product by Company or its Related Parties during such calendar quarter, (b) a calculation of Net Sales of each such Company Product, (c) the amount of taxes, if any, withheld to comply with applicable law; and (d) a calculation of payments due to the Founder hereunder with respect to the foregoing, and (e) the exchange rates, if any, used in determining the Net Sales in U.S. dollars. With respect to sales of Company Products invoiced in U.S. dollars, the gross sales, Net Sales and revenue share payable shall be expressed in U.S. dollars. With respect to Net Sales invoiced in a currency other than U.S. dollars, all such amounts shall be expressed both in the currency in which the distribution is invoiced and in the U.S. dollar equivalent. The U.S. dollar equivalent shall be calculated using the average of the exchange rate (local currency per U.S. $1) published in The Wall Street Journal, Western Edition, under the heading “Currency Trading” on the last business day of each month during the applicable calendar quarter, or other commercially reasonable exchange rate(s) proposed by the Company and approved by the Founder, such approval not to be unreasonably withheld, conditioned or delayed. All payments hereunder shall be made by the Company from a bank account domiciled in the United States of America, unless otherwise agreed in writing by the Founder.

5. Audit Rights. Until [***] after the expiration of the Revenue Share Term, upon the written request of the Founder and not more than once in each calendar year (except in response to manifest error by the Company or an effort on the part of the Company to fraudulently under report Net Sales) and not more than once with respect to any period audited (except in response to manifest error by the Company or an effort on the part of the Company to fraudulently under report Net Sales), the Company shall permit an independent certified public accounting firm selected by the Founder, and reasonably acceptable to the Company, at the Founder’s expense, to have access during normal business hours to the financial records of the Company as may be reasonably necessary to verify the accuracy of the payment reports provided under Section 4 and the payments made under Section 3 for [***] prior to the date of such request. If such accounting firm concludes that additional amounts were owed during the audited period, the Company shall pay such additional amounts within [***] days after the date the Founder delivers to the Company such accounting firm’s written report so concluding, together with interest thereon as set forth in Section 6, calculated from the date that the applicable payment should have been made to the Founder pursuant to the terms hereof. The fees charged by such accounting firm shall be paid by the Founder; provided, however, if such audit discloses that the additional payment payable by the Company for the audited period is [***] of the amount of the payments that should have been made by the Company for that audited period, the Company shall pay the fees and expenses charged by the accounting firm. The Company shall have the right to require that such accounting firm, prior to conducting such audit, enter into an appropriate non- disclosure agreement with the Company.

6. Late Payments. Any amount owed by the Company to the Founder under this Agreement that is not paid when due, as set forth herein, shall accrue interest at the rate of [***] above the then-applicable short-term three-month London Interbank Offered Rate (LIBOR) as quoted in the Wall Street Journal (or if it no longer exists, a similarly authoritative source) calculated on a daily basis or, if lower, the highest rate permitted under applicable law.

7. Survival of Rights. This Agreement shall survive (a) a cancellation or termination of the Consulting Agreement or the Funding Agreement and shall be considered an enforceable agreement, in its own right, in the event that the Consulting Agreement or the Funding Agreement is cancelled or terminated and (b) a sale of the Company (including the sale of all or substantially all of the Company’s assets), and/or a sale of all or substantially all of the Subject IP. This Agreement shall be binding upon and inure to the benefit of the Company’s successors in interest, assignees, and licensees, and the Founder’s administrators, heirs, and successors, and assigns.

8. Miscellaneous.

(a) Assignment. This Agreement may be assigned or otherwise transferred by the Founder without the consent of the Company, including to a successor in interest in connection with the transfer or sale of all or substantially all of the Founder’s business to which this Agreement relates, whether by merger, sale of assets or otherwise. The Founder shall provide prompt written notice of any such assignment and shall provide to the Company a written agreement of the successor agreeing to be bound by the terms of this Agreement. In addition, the Founder may, without the consent of the Company, assign or otherwise transfer his right to receive payments under this Agreement. The Company may assign its obligation to make payments hereunder with respect to a Company Product in connection with the assignment or exclusive license of all or substantially all of the Company’s right, title and interest in and to all of the applicable Subject IP. The Company may assign or transfer this Agreement in its entirety only in conjunction with the assignment or transfer of all of the Company’s right, title and interest in and to all Subject IP to the same assignee.

(b) Waiver. The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

(c) Notices. All notices and other communications under this Agreement shall be in writing and shall be given by personal or courier delivery, facsimile, first class mail, certified or registered with return receipt requested or reputable overnight delivery service for next business day delivery, and shall be deemed to have been duly given upon receipt if personally delivered, delivered by courier or delivered by reputable overnight delivery service, on the date of transmission if transmitted by facsimile, or three (3) business days after mailing if mailed, to the addresses of the Company and the Founder contained in the records of the Company at the time of such notice. Any party may change such party’s address for notices by notice duly given pursuant to this Section 8(c).

(d) Entire Agreement. This Agreement (including, any Exhibits and Schedules hereto) constitutes the entire agreement and understanding between the Company and the Founder with respect to the subject matter hereof, and supersedes the Prior Agreement, all other prior or contemporaneous proposals, oral or written, and all other communications between the between the Company and the Founder with respect to such subject matter.

(e) Headings. The section headings used in this Agreement are intended for convenience of reference and shall not by themselves determine the construction or interpretation of any provision of this Agreement.

(f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding those laws that direct the application of the laws of another jurisdiction.

(g) Counterparts and Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature (including signatures in Adobe PDF or similar format).

(h) Enforcement. If any portion of this Agreement is determined to be invalid or unenforceable, such portion shall be adjusted, rather than voided, to achieve the intent of the parties to the extent possible, and the remainder shall be enforced to the maximum extent possible.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Revenue Sharing Agreement as of the date set forth in the preamble hereto.

NUVALENT, INC.

By:	/s/ James Porter, Ph.D.
Name:	James Porter, Ph.D.
Title:	CEO

FOUNDER

/s/ Matthew Shair, Ph.D.
Matthew Shair, Ph.D.

[Signature Page to Amended and Restated Revenue Sharing Agreement]

EXHIBIT A

FOUNDATIONAL IP

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